Exhibit 99.2
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SEMCOENERGY                                                         NEWS RELEASE
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405 Water Street, Port Huron, MI 48060




FOR  IMMEDIATE  RELEASE

ANALYSTS  CONTACT:  SEBASTIAN  COPPOLA
Senior  Vice  President  &  Chief  Financial  Officer
Phone:  810-989-4101


MEDIA  CONTACT:  FRANCIS  R.  LIEDER
Manager  of  Corporate  Communications  &  Media  Relations
Phone:  810-987-2200  ext.  4186
FAX:810-989-4098


ALASKA  COMMISSION  ESTABLISHES  RATE  REVIEW PROCEDURES FOR SEMCO'S ENSTAR UNIT

     PORT HURON, MI, November 29, 2000 - SEMCO ENERGY (NYSE:SEN) reported today that The Regulatory Commission of Alaska has issued an order finding that the studies filed in April of this year by SEMCO's ENSTAR Natural Gas Division and its Alaska Pipeline Company affiliate generally complied with applicable statutory and legal requirements. SEMCO acquired ENSTAR in November 1999, and had been required to file revenue requirement and cost of service studies by the Commission in its order approving the acquisition.

     Noting that ENSTAR's rates had not been reviewed since 1986, the Commission also determined that further examination of ENSTAR's revenue requirements and cost of service studies is required to ensure that ENSTAR's rates are just and reasonable. In its order the Commission stated that, if changes in ENSTAR's existing rates are determined to be appropriate, such changes would be applied on a prospective basis.

     William L. Johnson, Chairman, President and Chief Executive Officer of SEMCO ENERGY, Inc., stated "We welcome the opportunity to work with the Commission, respond to its questions and demonstrate that ENSTAR's rates are fair to its customers and the Company's shareholders. In fact, ENSTAR's rates currently are among the lowest in the country."

     A pre-hearing conference to establish a procedural schedule and to address disposition of the issues has been set for February 8, 2001.

     SEMCO ENERGY, Inc. is a diversified energy and infrastructure company that distributes natural gas to more than 350,000 customers combined in Michigan and Alaska. It owns and operates businesses involved in gas engineering and quality assurance services, pipeline construction services, propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

     The following is a "Safe-harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties including, but not limited to, statements involving the Company's expectations regarding operating revenues and expenses, operating income, returns on invested assets, regulatory approval processes, success in obtaining new business, success in integrating acquired businesses, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.


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